Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in this Registration Statement of Genta Incorporated (No. 333-35215) on Amendment No. 3 to Form S-3 of our report dated April 15, 1999 with respect to the consolidated financial statements of Genta Incorporated appearing in the Annual Report on Form 10-K of Genta Incorporated and its subsidiaries for the year ended December 31, 1998 (which report expresses an unqualified opinion and includes an explanatory paragraph which indicates that there are matters that raise substantial doubt about the Company's ability to continue as a going concern) and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.

                                              /s/ DELOITTE & TOUCHE LLP


Boston, Massachusetts
January 4, 2000